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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              New Commerce Bancorp
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    643598105
                                 (CUSIP Number)


                                James D. Stewart
                           One Five Forks Plaza Court
                             Simpsonville, SC 29681
                            Telephone: (864) 288-3337
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               December 22, 1999
                        --------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this schedule is filed.

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Cusip No. 643598105
                                  SCHEDULE 13G

-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         James D. Stewart
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF                 52,096
        SHARES             ----------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY
         EACH              ----------------------------------------------------
       REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON WITH
                                 52,096
                           ----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         52,096
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.21%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------

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Cusip No. 643598105

-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         David H. Matthews
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

       NUMBER OF                 80,000
        SHARES             ----------------------------------------------------
     BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY
         EACH              ----------------------------------------------------
       REPORTING           7     SOLE DISPOSITIVE POWER
      PERSON WITH
                                 80,000
                           ----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         80,000
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.0%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         Outside investor
-------------------------------------------------------------------------------


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Cusip No. 643598105


ITEM 1(A). NAME OF ISSUER

         The name of the issuer is New Commerce Bancorp.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         The principal executive offices of the issuer are located at One Five Forks Plaza Court, Simpsonville, South Carolina 29681


ITEM 2(A). NAME OF PERSONS FILING

           This statement is being filed by James D. Stewart and David H. Matthews.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE One Five Forks Plaza Court, Simpsonville, South Carolina 29681


ITEM 2(C). CITIZENSHIP
                           James D. Stewart - United States of America
                           David H. Matthews - United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES

         This statement relates to Common Stock.

ITEM 2(E). CUSIP NUMBER

         The CUSIP Number for New Commerce Bancorp is 643598105

ITEM 3. THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULES 13 D-1(B) OR 13 D-2 (B)

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Cusip No. 643598105


ITEM 4.    OWNERSHIP

           (a)  Amount Beneficially Owned:
                 James D. Stewart                   52,096
                 David H. Matthews          80,000

           (b)  Percent of Class:
                 James D. Stewart                   5.21%
                 David H. Matthews          8.00%

           (c)      Number of shares as to which the person has:

                (i)      sole power to vote or  to direct the vote
                         James D. Stewart                52,096
                         David H. Matthews       80,000

                (ii)     shared power to vote or to direct the vote
                         James D. Stewart                   0
                         David H. Matthews         0

                (iii)    sole power to dispose or to direct the
                         disposition of
                         James D. Stewart               52,096
                         David H. Matthews      80,000

                (iv)     shared power to dispose or to direct the
                         disposition of
                         James D. Stewart                   0
                         David H. Matthews         0


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.

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Cusip No. 643598105


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         Exhibits 1. Joint Filing Agreement



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Cusip No. 643598105

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 22, 1999




                                /s/ James D. Stewart
                                -----------------------------------------------
                                James D. Stewart



                                /s/ David H. Matthews
                                -----------------------------------------------
                                David H. Matthews


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